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                                                                     EXHIBIT 2.5

                    PRIVATE SECURITIES SUBSCRIPTION AGREEMENT
                                CYTRX CORPORATION
                                (REGULATION "D")


         THIS PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter the "Agreement") has been executed by the undersigned in connection with the purchase in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), of certain debentures (hereinafter the "Debentures"), convertible into shares of common stock (hereinafter the "Shares"), and certain share purchase warrants (hereinafter the "Warrants") from CytRx Corporation ("CYTR") 154 Technology Parkway, Technology Parkway, Atlanta, Georgia, 30092, USA, a corporation organized under the laws of Delaware (hereinafter the "COMPANY" or "SELLER") by Name: David Kosloff located at c/o Shipley Raidy Capital Partners, One Tower Bridge, Suite 1370; City: West Conshohocken; Province/State: Pennsylvania; Zip/Postal 19428; Country: U.S.A. an individual resident of the State of Pennsylvania (hereinafter "BUYER"). SELLER and BUYER (hereinafter collectively the "parties") each hereby represents, warrants and agrees as follows:


         1.       AGREEMENT TO SUBSCRIBE; PURCHASE PRICE:

                  (i) SELLER and BUYER are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act; and

                  (ii) BUYER hereby subscribes for Four Hundred Thousand Dollars (USD $400,000) U.S. principal amount of Debentures, substantially in the form attached as Exhibit A to and forming an integral part of this Agreement.

                  (iii) BUYER will receive 8,000 Warrants substantially in the form attached as Exhibit B to and forming an integral part of this Agreement. Each Warrant will entitle BUYER to purchase one treasury Common Share at the price of $5.68. The Warrants will expire two (2) years after the Closing; and

                  (iv) BUYER shall on or before the Closing execute a copy of the Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form attached as Exhibit "A" to and forming an integral part of this Agreement.


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         2.       BUYER'S REPRESENTATIONS

                  BUYER represents and warrants follows:

                  (i) Authorization: Such BUYER has full power and authority to enter into this Agreement, the Debenture, the Warrant and the Registration Rights Agreement (collectively, the "Transaction Documents") and that the Transaction Documents, when executed and delivered will constitute a valid and legally binding obligation of BUYER in accordance with their terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought and (C) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable laws.

                  (ii) Purchase Entirely for Own Account. This Agreement is made with BUYER in reliance upon BUYER'S representation to the Company, which by such BUYER'S execution of this Agreement BUYER hereby confirms, that the Debentures and Warrants to be purchased by BUYER and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for BUYERS own account, not a nominee as agent, and not with a view to the resale or distribution of any part thereof. By execution of this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any person, to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

                  (iii) Reliance Upon BUYER'S Representations. BUYER understands that the Debentures and the Warrants are not, and any Common Stock acquired on conversion thereof at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to
         Section 4(2) thereof and that the Company's reliance on such exemption is predicated on the BUYERS' representations set forth herein. Buyer also understands that no prospectus or offering memorandum has been received by Buyer or filed by the Seller with any Canadian securities commission or similar authority in connection with the sale of the Debentures and Warrants, and that no prospectus or offering memorandum shall be received by the Seller or so filed by Buyer in connection with any sale of Shares issued on the conversion of the Debentures or Warrants, and that as a result the Buyer will be unable to rely upon civil or contractual remedies that might otherwise be available to it if the Debentures, Warrants and/or Shares had been issued by the Seller by way of a prospectus or offering memorandum, respectively, and the prospectus or offering


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         memorandum, as the case may be, contained a misrepresentation as that term is defined in the Securities Act (Ontario).

                  (iv) Buyer is not a corporation, syndicate, partnership or other form of unincorporated entity or corporation created solely to permit the purchase of the Securities by a group of individuals who individual share in the aggregate acquisition cost of the Securities is less than $150,000 and Buyer is not purchasing the Securities as the result of an advertisement of the Securities, including an advertisement in printed media of general and regular paid circulation, radio or television.

                  (v) BUYER believes BUYER has received all the information BUYER considers necessary or appropriate for deciding whether to purchase any of the Securities. BUYER further represents that BUYER has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering any of the Securities and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without reasonable effort or expense) necessary to verify the accuracy of any information furnished to BUYER or to which BUYER had access.

                  (vi) BUYER represents that BUYER is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that BUYER is able to fend for himself, herself or itself, can bear the economic risk of BUYER'S investment, and has such knowledge and experience in financial and business matters that BUYER is capable of evaluating the merits and risks of the investment in the Debentures and Warrants. If other than an individual, BUYER also represents BUYER has not been organized for the purpose of acquiring the Debentures and Warrants.

                  (vii) The BUYER represents that BUYER is an Accredited
         Investor.

                  The term "Accredited Investor" as used herein refers to:

                  (1) A person or entity who is a direct or executive officer of the Company;

                  (2) Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as


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                           defined in Section 2(a(48) of that Act; any Small
                           Business Investment Company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21)of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by the persons that are Accredited Investors.

                  (3) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

                  (4) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                  (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of the purchase exceeds $1,000,000;

                  (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

                  (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

                  (8) Any entity in which all of the equity owners are Accredited Investors.


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         As used in this Paragraph 3.(vii) the term "net worth" means the excesses of total assets over total liabilities. For the purpose of determining a person's net worth, the principal residence owned by an individual should be valued at fair market value, including the cost of improvements, net of current encumbrances. As used in this paragraph "income" means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, Buyer should consider whether Buyer should add any or all of the following items to Buyer's adjusted gross income for income tax purposes in order to reflect more accurately Buyer's actual economic income; any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions an IRA or keogh retirement plan, and alimony payments.

                  (viii) BUYER understands that the Securities may not be sold, transferred or otherwise disposed of in the United States without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering any of the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, BUYER is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the condition of that Rule are met. BUYER also understands that any resale of the Securities must be conducted in accordance with the applicable requirements of the Securities Act (Ontario).

                  (ix) Buyer acknowledges that no person has made to Buyer any written or oral representations:

                  (i) that any person will resell or repurchase the Securities;

                  (ii) that any person will refund the purchase price of the Securities; and

                  (iii)  as to the future price or value of the Securities.


         3.       SELLER'S REPRESENTATIONS

                  SELLER represents and warrants as follows:

                  (i) SELLER has not conducted any general solicitation or general advertising (as defined in Regulation D) with respect to any of the Securities offered hereby;

                  (ii) The Debentures, when issued and delivered pursuant to the terms of this Agreement, will have been duly authorized, executed, issued and delivered and will constitute valid and legally binding obligations of the Company in


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         accordance with their terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought and (C) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable laws.

                  (iii) The Shares, when issued and delivered upon conversion of the Debentures in accordance with their terms, will be duly and validly authorized and issued, fully-paid and non assessable and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder of SELLER with respect to the Shares contained in SELLER'S Certificate of Incorporation or any agreement to which SELLER is a party;

                  (iv) This Agreement has been duly authorized, validly executed and delivered on behalf of SELLER and is a valid and binding agreement of SELLER in accordance with its terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought and (C) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable laws.

                  (v) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by SELLER of any of the terms or provisions of, or constitute a default under, the certificate of incorporation (or charter) or by-laws of SELLER, or any indenture, mortgage, deed of trust or other material agreement or instrument to which SELLER is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over SELLER or any of its properties or assets;

                  (vi) No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States is legally required for the issuance and sale of the Debentures and (provided no commission or other remuneration is paid or given directly or indirectly by SELLER for soliciting such conversion) the issuance of the Shares upon conversion of the Debentures in accordance with their terms, as contemplated by this Agreement, except the filing of a Form D with the Commission;


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                  (vii)  To the best of the Company's knowledge after reasonable investigation, the information contained in the Company's Annual Report on Form 10K for the year ended December 31, 1996, Proxy statement relating to the Annual Meeting of Shareholders held on June 26, 1997 or Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the Commission does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are made, not misleading. Since September 30, 1997, there has been no material adverse development in the business, properties, operations, financial condition or results of operations of SELLER.

                  (viii) SELLER will issue one or more certificates representing the Debentures in the name of BUYER in such denominations (in multiples of $25,000) to be specified by BUYER prior to closing and will issue one or more certificates representing the Shares in such denominations to be specified by Buyer upon conversion of the Debentures. SELLER further warrants that the Debentures and the Shares shall be transferable on the books and records of SELLER as and to the extent provided in the Transaction Documents, subject to compliance with Federal and State securities laws. Nothing in this Section shall affect in any way BUYER'S obligations and agreement to comply with all applicable securities laws upon resale of the Securities.


         4. CLOSING. Debentures and Warrants shall be delivered to BUYER and the funds therefor shall be delivered to SELLER on the 22nd day of October, 1997 (the "Closing") or at such time to be mutually agreed in accordance with the following procedures.

                  SELLER shall execute the appropriate copies of the Transaction Documents (the "SELLER'S Closing Documents") and deliver the executed documents to Gowling, Strathy & Henderson, counsel for BUYER, with instructions to hold the documents in trust and not to release the documents to BUYER until advised to do so by SELLER. BUYER shall execute the appropriate copies of the Transaction Documents (the "BUYER'S Closing Documents") and deliver the executed documents to Alston & Bird, counsel for SELLER, with instructions to hold the documents in trust and not to release the documents to SELLER until advised to do so by BUYER.

                  Immediately after BUYER has confirmed that its counsel has received the SELLER'S Closing Documents executed by SELLER, then BUYER shall pay to SELLER the principal amount of the Debentures for which BUYER subscribed (the "Purchase Price"). BUYER shall pay the Purchase Price, less all appropriate legal fees and commissions by wire transfer of immediately available funds in accordance with the following instructions:


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                  Mellon Bank, Pittsburgh, P.A.
                  ABA# 0430-0026-1
                  Credit: Merrill Lynch
                  Acct# 101-1730
                  For further credit to CytRx Corporation
                  Acct# 701-96D69

                  On the banking day that SELLER has confirmed that its counsel has received the BUYER'S Closing Documents and is credited with having received the Purchase Price (the "Closing Date"), SELLER shall advise BUYER. Immediately thereafter, SELLER shall advise Gowling, Strathy & Henderson to release the SELLER'S Closing Documents to BUYER and BUYER shall advise Alston & Bird to release the BUYER'S Closing Documents to SELLER. The Transaction Documents shall not be deemed to have been delivered except in accordance with the procedure described in this
         Section 4.

                  If the Closing Date does not occur before October 23, 1997, then either party may terminate this Agreement immediately upon written notice to the other party and all Transaction Documents shall be deemed to be null and void.


         5.       CONDITIONS TO CLOSING

                  (i) BUYER understands that SELLER'S obligation to sell the Debentures and the Warrants is conditioned upon the receipt in immediately available funds of the amount set forth in Paragraph 1 hereof and an opinion of counsel substantially in the form attached as D to and forming an integral part of this Agreement, SELLER shall have the right to reject any given Agreement which is tendered to Seller, for the reason that SELLER reasonably believes any representations and warranties of BUYER to be untrue and in such event SELLER shall provide BUYER written notice of such rejection and the reason therefore and shall provide reasonable opportunity for a response to such stated reason. Also, SELLER may decline to accept this Agreement for any other reason which in the sole discretion of SELLER may materially affect SELLER.

                  (ii) SELLER understands that BUYER'S obligation to purchase the Debentures is conditioned upon delivery of certificate(s) representing Debentures as described in Paragraph 1(ii) hereto and provision of an opinion of counsel attached as Exhibit E substantially in the form and forming an integral part of this Agreement.


         6. SELLER'S OPTION ADDITIONAL $2,000,000 TO BUYER AND OTHER CONCURRENT BUYERS CONVERSION AND
                  WARRANT PRICE


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         SELLER shall have the option (the "Option") to require BUYER to purchase Four Hundred Thousand Dollars (USD $400,000) of additional Debentures at any time between 90 and 270 days (the "Option Period") after the Shelf Registration (as defined in the Rights Registration Agreement) has been declared effective by the Commission subject to the following conditions:

                  (i) The ten day Average Closing Bid Price of the Shares shall not be below $3.50 per share on (a) the day SELLER gives BUYER notice of SELLER'S election to exercise this Option and (b) the day before the closing of the Option;

                  (ii) SELLER shall not be in default under any material borrowings from any financial institution or other persons;

                  (iii) the class of common stock into which the Debentures are convertible shall continue to be listed by Nasdaq; or

                  (iv) the Company shall not have been convicted of any fraud in the sale of its securities.

         The closing of the purchase of the additional Debentures will take place 10 business days after the day of SELLER'S notice to BUYER.

         With the exception of any further option in favour of SELLER, and the Conversion Price and Warrant Price and the maturity dates which will have to be reset, the terms and conditions in connection with the funding and closing of the Option will be the same as those relating to the initial funding of October, 1997.

         Provided however if the Black-Out Period as defined in Section 1(ii) of the Debenture is invoked, then the actual number of days of the Black-Out Period shall be added to each of the 90 and 270 days comprising the Option Period.

         If the Option is completed:

         "Average Closing Bid Price" for the purposes of this Section 6 means the average of the daily last bid price for the shares of Common Stock for the five (5) or ten (10), as the case may be, consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on Nasdaq National Market (as reported by Bloomberg Business News, or, if not reported thereby, any other authoritative source selected by the Company ending at the close of the trading on the trading day immediately preceding the measurement date.

         "Conversion Price" shall mean the lessor of (A:) one hundred ten percent (110%) of the five day Average Closing Bid Price, calculated using the closing date as the measurement date, or (B) eighty five percent (85%) of the ten day Average


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

         Closing Bid Price calculated using the date of conversion as the measurement date, provided, however, but if the holder will have delivered a Forbearance Request to the Company in accordance with what is presently Section 5(ii) of the Debenture used in the October 1997 Closing, within twenty-four (24) hours before it will have delivered a conversion notice of the Company in accordance with what is presently
         Section 4.3.1 of the Debenture, then the ten day Average Closing Bid Price for the portion of the debenture that the Holder will have identified in the Forbearance Request shall be calculated using either the date of conversion or the date the Company actually received such Forbearance Request as the measurement date, whichever results in a lower Conversion Price.

         "Exercise Price" for per share under each Warrant shall be one hundred ten percent (110%) of the five day Average Closing Bid Price calculated as of the Closing Date of the Option. The Exercise Price shall be paid in cash.

         "Right of First Refusal Period" shall mean the period that begins on the Closing Date and ends on the earlier of (a) the closing date of the Option, (b) the refusal of Buyer to purchase the Debentures covered by the Option because Seller failed to meet the conditions set forth in clauses (i) to (iv) above, or (c) the end of the Option Period.

         The "closing date" means the closing date of the Option.

         If, during the Right of First Refusal Period, but only ninety (90) days after the Closing Date the Company proposes to undertake an issuance of any securities pursuant to Regulations D or S promulgated under the Securities Act (the "New Securities"), then the Company shall give written notice of the Company's intention to BUYER, describing the type of the securities, and their price and the general terms upon which the Company proposes to issue the same. The Debenture is being issued in connection with debentures on similar terms to Charles N. Eckert, David Kosloff, Pine Street Asset Management and Gundyco in trust for R.R.S.P. 550-98866-19 (collectively, the "Other Buyers"). Each of the BUYER and the Other Buyer who remain Accredited Investors ("Qualified Buyer") shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase all of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each of the Qualified Buyers shall be entitled to purchase New Securities in the proportion of its purchase of Debentures and if one or more buyers decline, or is not qualified, to so purchase, then the others, as the case may be, shall be entitled to purchase the New Securities not taken by the Qualified Buyer(s), as the case may be within the original twenty (20) day period.

         "New Securities" does not include (i) securities issued pursuant to the acquisition of another business entity or segment of any such entity by the Company by merger, asset purchase, stock purchase or otherwise,
         (ii) any borrowings, direct or


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

         indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company, (iii) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement,
         (iv) securities issued to vendors or customers or to other persons in similar commercial situations with the Company, (v) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person, (vi) securities issued in connection with any stock split, stock dividend or recapitalization of the Company, or (vi) securities issued in connection with corporate partnering transactions.

         If the Qualified Buyers fail to exercise fully the right of first refusal within the prescribed twenty (20) day period, then the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement to sell the New Securities, at a price and on terms no more favourable to the purchasers thereof than specified in the notice to the Qualified Buyers. If the Company has not sold or entered into an agreement to sell the New Securities in accordance with the foregoing within the one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Qualified Buyers in accordance with this Section 6.


         7.       GOVERNING LAW; INTERPRETATION AND DISPUTES.
         This Agreement shall be governed by and construed under the laws of the State of Delaware and the laws applicable therein without regard to its choice of law principles.


         8.       ARBITRATION
         All disputes arising under this Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the SELLER and BUYER in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in New York, New York, as may be specified by the arbitrator (or any place agreed to by SELLER, BUYER and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, provided, however, if necessary, such decision and satisfaction procedure may be enforced by either SELLER or BUYER in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by


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

         the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be home equally by SELLER as one party and BUYER as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.


         9.       CONFIDENTIALITY.
         The parties hereto agree to maintain the confidentiality of this Agreement and not to disclose to any person or entity information concerning the transaction contemplated hereby unless required by law to do so.


         10.      ENTIRE AGREEMENT.
         This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto. This Agreement may be executed in counterparts and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

         [Signatures begin on next page]


         11.      FULL NAME AND ADDRESS OF BUYER FOR REGISTRATION
                  PURPOSES:

         NAME:             David Kosloff

         ADDRESS:          One Tower Bridge

                           Suite 1370

                           West Conshohocken, Pennsylvania 19428 U.S.A.

         Tel. No.          (610) 941-9090

         Fax. No.          (610) 828-4131

         Contact Name:     David Koslfof

         12.      DELIVERY INSTRUCTIONS: (IF DIFFERENT FROM REGISTRATION NAME):

         NAME:
                                    ----------------------------
         ADDRESS:
                                    ----------------------------

                                    ----------------------------

                                    ----------------------------

         Tel. No.
                                    ----------------------------
         Fax. No.
                                    ----------------------------
         Contact Name:
                                    ----------------------------

         Special Instructions:
                                    ----------------------------

                                    ----------------------------

                                    ----------------------------

         IN WITNESS WHEREOF, this Agreement was duly executed or the date first written below.


Dated this 21st day of the month of October, 1997.




Name:
                           ----------------------------
                           David Kosloff


Country of Execution: U.S.A.


                                CYTRX CORPORATION

                       By:
                           ----------------------------


         I have the full authority to bind CYTRX CORPORATION _________ (initial)

Name:             Jack J. Luchese

Title:            President